Exhibit 3.1

                          CERTIFICATE OF INCORPORATION

                                       OF

                              VILLAGE BANCORP, INC.


          FIRST. The name of the corporation is Village Bancorp, Inc.

          SECOND. The address of the corporation's registered office in the State of Delaware is Corporation Trust Center, 1209 Orange Street, Wilmington, Delaware, 19801, County of New Castle. The name of its registered agent at such address is The Corporation Trust Company.

          THIRD. The nature of business to be conducted or promoted and the purpose of the corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware.

          FOURTH. The total number of shares of stock which the corporation shall have authority to issue is five million five hundred thousand (5,500,000), divided into two classes as follows: five million (5,000,000) of which shall be common stock, $0.01 par value per share ("Common Stock"), and five hundred thousand (500,000) of which shall be preferred stock, $0.01 par value per share ("Preferred Stock").

          The designations, powers, references and rights, and the qualifications, limitations or restrictions of the above classes of stock are as follows:

          A. CLASS I: PREFERRED STOCK
             ------------------------

          1. The Board of Directors is expressly authorized at any time, and from time to time, to issue shares of Preferred Stock in one or more series, and for such consideration as the Board of Directors may determine, with such voting powers, full or limited but not to exceed one vote per share, or without voting powers, and with such designations, preferences and relative, participating, option or other special rights, and qualifications, limitations or restrictions thereof, as shall be stated in the resolution or resolutions providing for the issue thereof, and as are not stated in this Certificate of Incorporation, or any amendment thereto. All shares of any one series shall be of equal rank and identical in all respects.

          2. No dividend shall be paid or declared on any particular series of Preferred Stock unless dividends shall be paid or declared pro rata on all shares of Preferred Stock at the time outstanding of each other series which ranks equally as to dividends with such particular series.

          3. Unless and except to the extent otherwise required by law or provided in the resolution or resolutions of the Board of Directors creating any series of Preferred Stock pursuant to this Class I, the holders of the Preferred Stock shall have no voting power with respect to any matter whatsoever. In no event shall the Preferred Stock be entitled to more than one vote in respect of each share of stock. Subject to the protective conditions or restrictions of any outstanding series

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of Preferred Stock, any amendment to this Certificate of Incorporation which shall increase or decrease the authorized capital stock of any class or classes may be adopted by the affirmative vote of the holders of a majority of the outstanding shares of voting stock of the Corporation.

          4. Shares of Preferred Stock redeemed, converted, exchanged, purchased, retired or surrendered to the corporation, or which have been issued and reacquired in any manner, shall, upon compliance with any applicable provisions of the General Corporation Law of the State of Delaware have the status of authorized and unissued shares of Preferred Stock and may be reissued by the Board of Directors as part of the series of which they were originally a part or may be reclassified into and reissued as part of a new series or as part of any other series, all subject to the protective conditions or restrictions of any outstanding series of Preferred Stock.

          B. CLASS II: COMMON STOCK
             ----------------------

          1. Subject to preferential dividend rights, if any, applicable to shares of the Preferred Stock and subject to the applicable requirements, if any, with respect to the setting aside of sums for purchase, retirement or sinking funds for the Preferred Stock, the holder of the Common Stock shall be entitled to receive to the extent permitted by law, such dividends as may be declared from time to time by the Board of Directors.

          2. In the event of the voluntary or involuntary liquidation, dissolution, distribution of assets or winding up of the Corporation, after distribution in full of the preferential amounts, if any, to be distributed to the holders of shares of the Preferred Stock, holders of the Common Stock shall be entitled to receive all the remaining assets of the Corporation of whatever kind available for distribution to stockholders ratably in proportion to the number of shares of Common Stock held by them respectively.

          3. Except as may be otherwise required by law or this Certificate of Incorporation, each holder of the Common Stock shall have one vote in respect of each share of stock held by him or her of record on the books of the corporation on all matters voted upon by the stockholders.

          C. VOTING REQUIREMENTS
             -------------------

          In addition to any affirmative vote required by law or this Certificate of Incorporation: (a) the authorization of any share exchange, merger or consolidation of the Corporation or any of its subsidiaries with any other corporation; (b) the authorization of any sale, lease, exchange, mortgage, pledge, transfer or other disposition of all, or substantially all, assets or property of the Corporation; (c) the issuance or transfer by the Corporation or any of its subsidiaries of all, or substantially all, securities of the Corporation or any of its subsidiaries to any purchaser in exchange for cash, securities or other property (or a combination thereof) except pursuant to an employee benefit plan of the Corporation or one of its subsidiaries; (d) the adoption of any plan or proposal for the liquidation or dissolution of the Corporation other than as may be proposed by the Board of Directors; or (e) any reclassification of securities (including any reverse stock split) or recapitalization of the Corporation, or any merger or consolidation of the Corporation with any of its subsidiaries or other transaction which has the effect, directly or indirectly, of increasing the

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proportionate share of the outstanding shares of any class or series of equity or convertible securities of the Corporation or any subsidiary of the Corporation, shall require the affirmative vote of the holders of at least 662/3% of the voting power of all of the outstanding shares of each class of stock. However, if the stockholders of the Corporation receive no cash or other consideration with respect to one of the above-listed transactions, then the required vote of the stockholders shall be as required by law. Such affirmative votes shall be required notwithstanding that any other provisions of this Certificate of Incorporation, or any provision of law, or any other agreement might otherwise permit a lesser vote or no vote.

          FIFTH. The name and mailing address of the incorporator is as follows:

                                 Steven J. Gray
                       Vedder, Price, Kaufman and Kammholz
                      222 North LaSalle Street, Suite 2600
                             Chicago, Illinois 60601

          SIXTH. The number of directors of the corporation shall be fixed from time to time by the By-Laws of the corporation. Election of directors need not be by written ballot unless the By-Laws so provide.

          Meetings of stockholders may be held within or without the State of Delaware, as the By-laws may provide. The books of the corporation may be kept (subject to any provision contained in the statutes) outside the State of Delaware at such place or places as may be designated from time to time by the Board of Directors or in the By-laws of the corporation.

          SEVENTH. In furtherance and not in limitation of the powers conferred by the laws of the State of Delaware, the Board of Directors is expressly authorized and empowered, in the manner provided in the By-Laws of the corporation, to make, alter, amend and repeal the By-laws of the corporation in any respect not inconsistent with the laws of the State of Delaware or with the Certificate of Incorporation.

          In addition to the powers and authorities hereinbefore or by the statute expressly conferred upon it, the Board of Directors may exercise all such powers and do all such acts as may be exercised or done by the corporation, subject, nevertheless, to the provisions of the laws of the State of Delaware, this Certificate of Incorporation and the By-Laws of the corporation.

          Any contract, transaction or act of the corporation or of the directors or of any committee which shall be ratified by the holders of a majority of the shares of stock of the corporation present in person or by proxy and voting any annual meeting, or at any special meeting called for such purpose, shall, insofar as permitted by law or by this Certificate of Incorporation, be as valid and as binding as though ratified by every stockholder of the corporation.

          EIGHTH. The corporation shall, to the fullest extent permitted by
Section 145 of the General Corporation Law of the State of Delaware, as amended from time to time, indemnify all persons who it may indemnify pursuant thereto.

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          NINTH. The corporation reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred upon stockholders herein are granted subject to this reservation.

          TENTH. Whenever a compromise or arrangement is proposed between the corporation and its creditors or any class of them and/or between the corporation and its stockholders or any class of them, any court of equitable jurisdiction within the State of Delaware may, on the application in a summary way of the corporation or of any creditor or stockholder thereof or on the application of any receiver or receivers appointed for the corporation under the provisions of Section 291 of Title 8 of the Delaware Code or on the application of trustees in dissolution or of any receiver or receivers appointed for the corporation under the provisions of Section 279 of Title 8 of the Delaware Code order a meeting of the creditors or class of creditors, and/or of the stockholders or class of stockholders of the corporation, as the case may be, to be summoned in such manner as the said court directs. If a majority in number representing three-fourths in value of the creditors or class of creditors, and/or of the stockholders or class of stockholders of the corporation, as the case may be, agree to any compromise or arrangement and to any reorganization of the corporation as consequence of such compromise or arrangement, the said compromise or arrangement and the said reorganization shall, if sanctioned by the court to which the said application has been made, be binding on all the creditors or class of creditors, and/or on all the stockholders or class of stockholders, of the corporation, as the case may be, and also on the corporation.

          ELEVENTH. Any action required by the laws of the State of Delaware, this Certificate of Incorporation or the By-Laws of the corporation to be taken at any annual or special meeting of the stockholders of the corporation, or any action which may be taken at any annual or special meeting of the stockholders must be effected at such a meeting, and the power of stockholders of the corporation to consent in writing, without such a meeting, to taking any action is specifically denied.

          TWELFTH. A director of the corporation shall not in the absence of fraud be disqualified by his office from dealing or contracting with the corporation either as a vendor, purchaser or otherwise nor in the absence of fraud shall a director of the corporation be liable to account to the corporation for any profit realized by him from or through any transaction or contract of the corporation by reason of the fact that he, or any firm of which he is a member, or any corporation of which is an officer, director or stockholder, was interested in such transaction or contract if such transaction or contract has been authorized, approved or ratified in the manner provided in the General Corporation Law of Delaware for authorization, approval or ratification or transactions or contracts between the corporation and one or more of its directors or officers, or between the corporation and any other corporation, partnership, association, or other organization in which one or more of its directors or officers are directors or officers, or have a financial interest.

          THIRTEENTH. No director of the corporation shall be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the General Corporation Law of the State of Delaware, or (iv) for any transaction from which the director derived an improper personal benefit.

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          FOURTEENTH. Notwithstanding any other provision of this Certificate of
Incorporation or the By-laws of the corporation to the contrary and notwithstanding that a lesser percentage may be specified by law, the affirmative vote of the holders of at least 662/3% of the voting power of the outstanding shares of all classes of stock of the Corporation, voting together as a single class, shall be required to amend or repeal, or adopt any provision inconsistent with Paragraph C ("Voting Requirements") of Section Fourth, Section Eleventh or Section Fourteenth of this Certificate of Incorporation.

          The undersigned incorporator, for the purpose of forming a corporation pursuant to the General Corporation Law of the State of Delaware, has signed this Certificate this 4th day of March, 1999.


                                             /s/ Steven J. Gray
                                            ------------------------------------
                                                       Steven J. Gray

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